Exhibit 99.1

For Immediate Release
Wednesday, March 3, 2010

RIVER VALLEY FINANCIAL BANK ANNOUNCES
AGREEMENT ON BRANCH PURCHASE

Madison, Indiana – (March 3, 2010) River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”) based in Madison, Indiana, announced today that the Bank has signed an agreement with The New Washington State Bank (“New Washington”) under which the Bank will acquire the deposit relationships, real estate, and fixed assets of New Washington’s branch office in New Albany, Indiana.  The Bank will pay $575,000 for the real estate, fixed assets and cash on hand of the branch at closing and assume deposits of the branch customers at closing.  The transaction is subject to regulatory approval and customary closing conditions and is expected to close in the third quarter of 2010.

Matthew P. Forrester, the Bank’s President and CEO, stated that he is pleased with the opportunity to provide River Valley Financial Bank’s full-service personal and business banking in New Albany, Indiana, and surrounding communities.  “The acquisition of the New Albany branch will complement our existing branch in Floyds Knob and fits into our banking philosophy of serving local communities.”

Patrick J. Glotzbach, President of The New Washington State Bank, stated that the sale of the New Albany branch to River Valley Financial made sense as they are looking for another branch banking opportunity in Floyd County, Indiana and we were interested in leaving Floyd County. “Our main focus has been and will continue to be growing our business in Clark and Scott County, Indiana.  I have no doubt that River Valley will do a good job of serving our customers in Floyd County, Indiana.”

River Valley Bancorp and River Valley Financial Bank operate from headquarters in Madison, Indiana. River Valley Bank has eight locations in Madison, Hanover, Charlestown, Sellersburg and Floyds Knob, Indiana. Another office is located in Carrollton, Kentucky.

The New Washington State Bank operates from headquarters in New Washington, Indiana, six branches in Clark County, Indiana, a branch in New Albany and a branch Scottsburg, Indiana.

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949